UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 7, 2013

RESPONSE BIOMEDICAL CORP.

(Exact name of registrant as specified in its charter)

Vancouver, British Columbia, Canada	000-50571	98 -1042523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1781 - 75th Avenue W.

Vancouver, British Columbia, Canada V6P 6P2

(Address of principal executive offices, including zip code)

(604) 456-6010

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On November 7, 2013, Response Biomedical Corp., or the Company, held a Special Meeting of Shareholders to consider, vote on and approve the Company's previously announced brokered and non-brokered private placements (the “Offering”), in which the Company issued units consisting of Company common shares and warrants.

Proposal 1: Approval of Private Placement.

The Company’s board of directors previously authorized and approved the participation of insiders of the Company and the issuance of 1,632,653 common shares, 816,326 warrants to purchase one common share upon conversion of previously issued subscription receipts, and 57,142 warrants to purchase one common share issued to the Bloom Burton & Co. Inc. subject to approval by the Company’s shareholders other than insiders who purchased subscription receipts.

The proposal was approved by the Company’s shareholders other than insiders who participated in the Private Placement by the following vote:

Votes For	Votes Against	Abstentions	Broker Non-Votes
271,511	2,076	0	0

Item 8.01 Other Events

On November 7, 2013, the Company announced that, in connection with the Offering noted in Item 5.07 above, 1,273,117 subscription receipts were converted for gross proceeds of approximately $3.1 million.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release, dated November 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE BIOMEDICAL CORP.

By:	/s/ William J. Adams
William J. Adams Chief Financial Officer

Date: November 8, 2013